As filed with the Securities and Exchange Commission on July 3, 2002
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Symphonix Devices, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0376250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Symphonix Devices, Inc.
2331 Zanker Road
San Jose, CA 95131-1109
(408) 232-0710
(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

2002 NONSTATUTORY STOCK OPTION PLAN
(Full title of the Plan)

Kirk B. Davis
Chief Executive Officer
Symphonix Devices, Inc.
2331 Zanker Road
San Jose, CA 95131-1109
(408) 232-0710
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Issac J. Vaughn	Terence J. Griffin
Wilson Sonsini Goodrich & Rosati	Chief Financial Officer
Professional Corporation	Symphonix Devices, Inc.
650 Page Mill Road	2331 Zanker Road
Palo Alto, CA 94304	San Jose, CA 95131-1109
(650) 493-9300	(408) 232-0710

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value, issuable under 2002 Nonstatutory Stock Option Plan	750,000 shares	$0.53(2)	$397,500	$36.57

(1)
This registration statement shall also cover any additional shares of common stock which become issuable under the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of registrant’s outstanding shares of common stock.

(2)
Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. This calculation is based on the average of the high and low market prices of a share of common stock on June 28, 2002 as reported on The Nasdaq SmallCap Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents and information filed with the Securities and Exchange Commission (the “Commission”) by Symphonix Devices, Inc. (the “Registrant”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the Commission on March 27, 2002.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 as filed with the Commission on May 15, 2002.

(c)
The description of the Registrant’s common stock which is contained in the Registration Statement on Form 8-A filed with the Commission on February 10, 1998 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any description of any securities of the Registrant which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

(d)
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporate Law, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Restated Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

The Registrant’s Bylaws provide that the Registrant shall indemnify to the fullest extent authorized by law each of its directors, officers, employees and other agents against expenses actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant’s Bylaws, and intends to enter into indemnification agreements with any new directors or executive officers in the future. The Registrant has also entered into indemnification agreements with J.P. Morgan Capital, L.P. and APAX Excelsior VI, L.P., as well as Patricof & Co. Ventures, Inc. and Patricof Private Investment Club III, L.P., which are affiliates of APAX Excelsior VI, L.P. Each of J.P. Morgan Capital, L.P. and APAX Excelsior VI, L.P., through its investor affiliates, has beneficial ownership of approximately 22.4% of the outstanding capital of the Registrant.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

Exhibit Number	Description of Document
4.1	2002 Nonstatutory Stock Option Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2	Consent of KPMG LLP, independent auditors.

23.3	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

ITEM 9.    UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 3, 2002.

By:	/s/ KIRK B. DAVIS
Kirk B. Davis President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kirk B. Davis and Terence J. Griffin jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KIRK B. DAVIS Kirk B. Davis	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 3, 2002

/s/ TERENCE J. GRIFFIN Terence J. Griffin	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2002

/s/ GEOFFREY R. BALL Geoffrey R. Ball	Director	July 3, 2002

/s/ B.J. CASSIN B.J. Cassin	Director	July 3, 2002

/S/ ADELE OLIVA Adele Oliva	Director	July 3, 2002

/s/ ROGER RADKE Roger Radke	Director	July 3, 2002

/s/ MARTIN FRIEDMAN Martin Friedman	Director	July 3, 2002

/s/ WILLIAM ARTHUR William Arthur	Director	July 3, 2002

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1	2002 Nonstatutory Stock Option Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2	Consent of KPMG LLP, independent auditors.

23.3	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).